Exhibit 99.2

Cycurion (NASDAQ: CYCU) and iQSTEL Form Exclusive Cybersecurity Partnership to Expand into High-Tech, High-Margin Markets

MCLEAN, VA, Feb. 19, 2025 (GLOBE NEWSWIRE) – Cycurion, Inc. (NASDAQ: CYCU), a publicly traded leader in next-generation cybersecurity solutions, is excited to announce an exclusive partnership with iQSTEL Inc. (OTCQX: IQST), a multinational innovator in telecommunications, fintech, electric vehicles (EV), and AI-driven solutions. This strategic collaboration grants Cycurion exclusive rights to deliver its top-tier cybersecurity products to the U.S. telecommunications industry through iQSTEL’s vast network while also expanding its reach into other high-growth sectors internationally.

With iQSTEL’s extensive global presence—spanning 17 time zones and seven offices worldwide—this partnership will drive the adoption of advanced cybersecurity solutions across Europe, Latin America, the Middle East, and the United States. By integrating Cycurion’s cutting-edge security expertise with iQSTEL’s established client base, both companies are poised to unlock new high-margin opportunities in the rapidly evolving cybersecurity landscape.

A Transformational Milestone for Cycurion

This partnership marks a significant expansion for Cycurion as it extends its world-class cybersecurity offerings into the global telecommunications industry and beyond. Having built a reputation for excellence among U.S. government agencies, including FEMA, TSA, and the U.S. Courts, Cycurion (NASDAQ: CYCU) is now leveraging iQSTEL’s strong business platform to introduce its advanced security solutions to a wider audience.

Kevin Kelly, Chairman and CEO of Cycurion, stated:

“Our partnership with iQSTEL represents a pivotal moment in Cycurion’s growth. By combining our unparalleled cybersecurity expertise with iQSTEL’s trusted relationships and operational strength, we are delivering next-generation security solutions to telecom providers and other industries worldwide. This is more than just a business move—it’s a strategic initiative to protect critical infrastructure, enhance customer confidence, and drive substantial growth for both companies.”

By addressing the most pressing cybersecurity challenges—including increasing regulatory compliance demands, a global shortage of security professionals, and the rising frequency of cyberattacks—Cycurion and iQSTEL are positioned to transform these industry pain points into major business opportunities.

A Next-Generation Cybersecurity Strategy

Cycurion’s comprehensive portfolio of cybersecurity services includes:

● 24/7 security monitoring and real-time threat detection

● Rapid incident response and crisis management

● Advanced vulnerability assessments and risk mitigation

● Regulatory compliance solutions to meet evolving industry standards

Trusted by government agencies and now expanding into private-sector telecommunications and technology markets, Cycurion’s expertise will enable iQSTEL’s clients to fortify their security postures while maintaining seamless operations.

Leandro Iglesias, CEO of iQSTEL, commented:

“At iQSTEL, we’ve spent years building a trusted platform for our clients, and this partnership with Cycurion adds another powerful dimension to our high-tech, high-margin offerings. Cybersecurity is no longer optional—it’s a fundamental necessity for our clients. By bringing Cycurion’s state-of-the-art solutions into our ecosystem, we are not only enhancing security but also creating new revenue streams and strengthening our leadership in high-growth markets.”

Key Benefits for Clients and Investors

This partnership delivers a host of advantages for both customers and investors, including:

✅  24/7/365 Advanced Threat Protection – Continuous monitoring and rapid response to cyber threats.

✅  Enhanced Customer Confidence & Revenue Growth – Robust security measures to prevent data breaches that could undermine trust and financial stability.

✅  Regulatory Compliance & Data Privacy – Ensuring businesses meet stringent security requirements while protecting sensitive data.

✅ Financial & Competitive Advantage – iQSTEL’s scale allows for cost-effective implementation of high-quality cybersecurity solutions.

✅  Expansion into High-Growth Markets – The collaboration reinforces both companies’ positions in fintech, EV, AI, and telecommunications security.

A Shared Vision for the Future

This strategic alliance exemplifies how Cycurion and iQSTEL are shaping the future of cybersecurity and telecommunications. With iQSTEL’s established client network and Cycurion’s best-in-class security solutions, both companies are well-positioned to capitalize on the increasing global demand for advanced cybersecurity.

Investors are encouraged to take note: with iQSTEL forecasting $290 million in revenue for FY-2024 and Cycurion (NASDAQ: CYCU) emerging as a publicly traded leader in cybersecurity, this partnership marks a key milestone in the growth trajectories of both companies.

About Cycurion, INC. (NASDAQ: CYCU)

Headquartered in McLean, Virginia, Cycurion (NASDAQ: CYCU) is a premier publicly traded cybersecurity provider specializing in multi-layered defense systems, continuous monitoring, and incident response. The company is trusted by U.S. government agencies, including FEMA, TSA, and the U.S. Courts, and is now expanding into private-sector telecommunications and technology markets through its partnership with iQSTEL.

About iQSTEL (OTCQX: IQST)

iQSTEL Inc. (OTCQX: IQST) (www.iQSTEL.com) is a multinational telecommunications, fintech, electric vehicle, and AI company in the final stages of uplisting to NASDAQ. With a projected $290 million in revenue for FY-2024 and a long-term goal of reaching $1 billion by 2027, iQSTEL is expanding rapidly through high-tech, high-margin product offerings. Its divisions include:

● Telecommunications Services (VoIP, SMS, Fiber-Optic, IoT, Blockchain)

● Fintech (Remittance, Debit Cards, Mobile Banking)

● Electric Vehicles (EV) (Motorcycles and Mid-Speed Cars)

● AI Services (AI-driven Metaverse platform)

● Cybersecurity (Now powered by Cycurion)

iQSTEL has completed 11 acquisitions since 2018 and continues to grow through strategic M&A and organic expansion.

Safe Harbor Statement

This news release contains forward-looking statements based on current expectations and assumptions. Actual results may vary due to risks and uncertainties. This press release does not constitute an offer of securities for sale.

This partnership marks a defining moment for both Cycurion (NASDAQ: CYCU) and iQSTEL (OTCQX: IQST)—ushering in a new era of high-tech, high-margin growth in cybersecurity and beyond.